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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
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       Date of Report (Date of Earliest Event Reported): December 7, 2001

                               Avatex Corporation
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             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)

                   1-8549                           25-1425889
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         (Commission File Number)     (I.R.S. Employer Identification No.)

      5910 N. Central Expressway, Suite #1780          75206
                   Dallas, Texas
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      (Address of Principal Executive Offices)       (Zip Code)

                                  214-365-7450
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              (Registrant's Telephone Number, Including Area Code)

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          (Former Name or Former Address, if Changed Since Last Report)


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Item 5. Other Events
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         Avatex Corporation ("Avatex") has settled all of its claims against
McKesson Corporation ("McKesson") and all claims asserted by McKesson against Avatex and certain of its officers in the lawsuit Avatex had filed against McKesson and various pharmaceutical manufacturers in 1997. Avatex had previously settled with all of the manufacturer defendants in the case.

         Under the terms of the June 1999 merger agreement between Avatex and Xetava Corporation, certain of Avatex's former preferred stockholders had elected to receive a combination of cash, notes, warrants and deferred contingent cash rights in exchange for their preferred stock. The deferred contingent cash rights entitle the electing holders to receive a percentage of Avatex's net recovery in this litigation. Avatex estimates that the total amount to be distributed to all of the electing holders that received deferred contingent cash rights, after deducting attorneys' fees and other costs and expenses in accordance with the merger agreement, will be approximately $385,000, and that distributions will be made within thirty days.

         After payment to the holders of the deferred contingent cash rights and expenses incurred in connection with prosecuting the lawsuit, including attorneys' fees and other costs and expenses, Avatex estimates that the total amount of cash it will retain in the current fiscal year relating to the litigation is approximately $2.5 million.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             AVATEX CORPORATION
                                             (Registrant)

                                             By: /s/ Robert H. Stone
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                                                 Robert H. Stone
                                                 Vice President, General
                                                 Counsel and Secretary







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